EXECUTION COPY
EXHIBIT 10.2
PREFERRED STOCK PURCHASE AGREEMENT
among
NUVASIVE, INC.,
PROGENTIX ORTHOBIOLOGY, B.V.
and
The Sellers listed on Schedule A attached hereto
January 13, 2009

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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SCHEDULES AND EXHIBITS

Schedule A	Sellers Schedule

Exhibit A	Option Purchase Agreement
Exhibit B	Facility Agreement
Exhibit C	Amended Articles of Association
Exhibit D	Notarial Deed
Exhibit E	Form of Proprietary Inventions Agreement
Exhibit F	Opinion of Counsel
Exhibit G	Distribution Agreement
Exhibit H	Revos License Agreement
Exhibit I	Pledge Agreement
Exhibit J	Shareholders’ Agreement
Exhibit K	Founders’ Non-competition Agreement (Bruijn)
Exhibit L	Founders’ Non-competition Agreement (Blitterswijk)
Exhibit M	Investor Non-competition Agreement

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PREFERRED STOCK PURCHASE AGREEMENT
     THIS PREFERRED STOCK PURCHASE AGREEMENT (“Agreement”) is made as of January 13, 2009 (the “Effective Date”), by and among NuVasive, Inc., a Delaware corporation (“Purchaser”), Progentix Orthobiology B.V., a company organized under the laws of the Netherlands (the “Company”), and the shareholders of the Company as set forth on Schedule A attached hereto (each a “Seller,” and collectively, the “Sellers,” and along with the Company, the “Seller Parties”).
RECITALS
     The Sellers desire to sell, and Purchaser desires to purchase, 7,200 ordinary shares, €1.00 par value per share, and 1,600 cumulative preference shares, €1.00 par value per share, of the Company, for an aggregate purchase price of $10,000,000, which shares represent, immediately after such issuance, forty percent (40%) of the outstanding capital stock of the Company on a fully-diluted basis (the “Initial Shares”).
     Purchaser and the Seller Parties have entered into an Option Purchase Agreement, dated as of the date hereof, in the form attached hereto as Exhibit A (the “Option Purchase Agreement”), pursuant to which, and subject to certain exceptions set forth therein, (i) Purchaser may elect, in its sole discretion, to cause the Sellers to sell to Purchaser the remaining issued and outstanding shares of the capital stock of the Company held by the Sellers (the “Remaining Shares,” and along with the Initial Shares, the “Seller Shares”) upon delivery of a Purchase Election Notice (as defined therein) to the Sellers’ Representative (as defined in the Option Purchase Agreement) at any time between the second anniversary of the date of the Option Purchase Agreement and the fourth anniversary thereof (the “Call Option Period”), and (ii) Purchaser shall be obligated to purchase from the Sellers all of the Remaining Shares in the event (A) the Sellers’ Representative (as defined in the Option Purchase Agreement) delivers a Milestone Completion Notice (as defined therein) to Purchaser at any time between the date of the Option Purchase Agreement and the second anniversary thereof (the “Put Option Period”) or (B) Purchaser’s *** (as defined in the Option Purchase Agreement) is greater than *** at any time during the Call Option Period. Any purchase of the Remaining Shares by the Purchaser pursuant to the Option Purchase Agreement shall be referred to herein as an “Acquisition.” The period from the date of the Option Agreement through the expiration of the Call Option Period shall be referred to herein as the “Option Period.”
     In connection with this Agreement and the Option Purchase Agreement, Purchaser has entered into a Facility Agreement with the Company, dated as of the date hereof, in the form attached hereto as Exhibit B (the “Facility Agreement”) pursuant to which Purchaser is lending up to $5,000,000 to the Company.
     In connection with this Agreement and the Option Purchase Agreement, pursuant to a notarial deed of amendment to the Company’s Articles of Association in the form attached hereto as Exhibit C (the “Amended Articles”), which includes among other things, the creation

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

of cumulative preference shares A (the “Series A Preferred Stock”) and cumulative preference shares B (the “Series B Preferred Stock”), and pursuant to the execution of the notarial deed with respect to the Amended Articles, (i) the cumulative preference shares held by the Sellers shall be converted into shares of Series A Preferred Stock, and (ii) the Initial Shares purchased by Purchaser pursuant to the terms herein shall be converted into shares of Series B Preferred Stock, such that Purchaser will own shares of the Series B Preferred Stock, representing, immediately after such issuance, forty percent (40%) of the outstanding capital stock of the Company on a fully-diluted basis (the “Recapitalization”). The Company has filed a declaration of no-objection with the Dutch Ministry of Justice with respect to the Amended Articles.
AGREEMENT
     The parties, intending to be legally bound, agree as follows:
1. SALE AND TRANSFER OF THE INITIAL SHARES.
     1.1 Sale and Transfer of the Initial Shares.
          (a) On the Closing Date (as defined below), subject to the conditions set forth in this Section 1, Purchaser or its designee shall purchase, and the Sellers shall sell and issue to Purchaser, the Initial Shares for the aggregate purchase price of $10,000,000 (the “Purchase Price”) as set forth on Schedule A attached hereto. At the Closing (as defined below), Purchaser shall transfer (i) an amount of cash (in United States dollars of immediately available funds) equal to the Purchase Price minus the Seller Funded Expenses (the “Upfront Payment”) to the third party account of the Notary in accordance with the instructions in the Notary Instruction Letter, and (ii) on behalf of the Sellers, the amounts set forth on the Estimated Closing Certificate to the persons listed therein.. Prior to the transfer of the Initial Shares, the Notary shall hold the Upfront Payment on behalf of Purchaser. After the transfer of the Initial Shares, the Notary shall hold the Upfront Payment on behalf of the Sellers. As soon as possible after the Closing, but in any event within one (1) Business Day of the Closing Date, the Notary shall pay to the Sellers an amount equal to the Upfront Payment, pursuant to the allocation set forth on Schedule A attached hereto (the “Pro Rata Allocation”)
          (b) The parties acknowledge and agree that the aggregate fair market value of the Initial Shares as of the Closing Date is equal to the Purchase Price for the Initial Shares, and the parties agree to file all Tax Returns in a manner consistent with this sentence and not to take any Tax position inconsistent with this sentence.
     1.2 Closing of the Purchase of the Initial Shares. The closing of the purchase and sale of the Initial Shares (the “Closing”) shall take place at the offices of DLA Piper Nederland N.V., ‘Meerparc’, Amstelveenseweg 638, 1081 JJ Amsterdam, the Netherlands, as soon as practicable, or at such other time, date and place as are mutually agreed upon by the Company and Purchaser (the “Closing Date”). At the Closing, the Notary shall execute the deed of transfer of the Initial Shares through the notarial deed in the form substantially attached hereto as Exhibit D. Immediately thereafter, the Notary shall transfer the Upfront Payment to the Sellers, all in accordance with the instruction letter from the Notary.

     1.3 Notary. The Seller Parties are aware that the Notary is a civil law notary working at DLA Piper Nederland N.V., the firm that advises Purchaser in respect of the matters set out in this Agreement. With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) established by the Royal Notarial Professional Organization (Koninklijke Notariële Beroepsorganisatie), parties hereby acknowledge and confirm that (i) the Notary shall execute any and all deeds related to the Closing Documents; and (ii) Purchaser is assisted and represented by DLA Piper Nederland N.V. in relation to the Closing Documents and any other agreements that may be concluded, or disputes that may arise, in connection therewith.
2. REPRESENTATIONS AND WARRANTIES OF THE SELLERS WITH RESPECT TO THE SELLER SHARES
     Each Seller, severally but not jointly, hereby represents and warrants to Purchaser as to such Seller and the Seller Shares owned by such Seller, as of the Effective Date and as of the Closing Date, as set forth below. Each exception to such representations and warranties set forth in the Seller Parties Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific section of this Agreement, and the disclosures in any section or subsection of the Seller Parties Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.
     2.1 Authority; Execution and Delivery; Enforceability. Each Seller has full power, authority and capacity to execute and deliver this Agreement and to perform such Seller’s respective obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, subject to bankruptcy and other similar Legal Requirements of general applicability relating to or affecting creditors’ rights and to general equity principles.
     2.2 Non-Contravention. The execution and delivery of this Agreement by such Seller does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof, will not (or would not with the giving of notice or the passage of time):
          (a) constitute a default under or a violation or breach (with or without notice) of, result in the acceleration of any obligation under, any provision of any contract or other instrument to which such Seller is a party or result in the termination or revocation of any authorization held by such Seller or the Company necessary to the ownership of the Seller Shares or the operation of the business of the Company;
          (b) violate any Order or any Legal Requirement affecting such Seller; or
          (c) result in the creation of any Encumbrance on the Seller Shares.
     2.3 Title to Seller Shares. Each Seller is and will be on the Closing Date the holder and beneficial owner of the Seller Shares owned by such Seller. The Seller Shares owned by such Seller as of the Effective Date are as set forth on Part 2.3 of the Seller Parties Disclosure Schedule. Each Seller has good and valid title to the Seller Shares owned by such Seller as set forth on Part 2.3 of the Seller Parties Disclosure Schedule, free and clear of all Encumbrances.

At the Closing, each Seller will transfer legal and beneficial, good and valid title to each of the Initial Shares owned by such Seller, free and clear of all Encumbrances. No Seller is currently bound by any contract, agreement, arrangement, commitment or understanding (written or oral) with, and has not granted any option or right currently in effect or which would arise after the Effective Date, any Person other than Purchaser with respect to the acquisition of any of Initial Shares.
     2.4 Consents and Approvals. Except as set forth in the Seller Parties Disclosure Schedule, no consent, approval, waiver, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Body, and no consent, approval, waiver or other similar authorization of any other Person (including, without limitation, any Person who is a party to a Contract binding on or affecting the Company or any Subsidiary), is required to be obtained by or on behalf of such Sellers as a result of, or in connection with, or as a condition of the lawful execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
     2.5 Litigation and Claims. There is no Action pending or, to the Knowledge of such Seller, Threatened, against or affecting such Seller that could reasonably be expected to affect such Seller’s ability to consummate the transactions contemplated hereby.
     2.6 No Finder. Except as set forth in the Seller Parties Disclosure Schedule, neither such Seller nor any party acting on such Seller’s behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated hereby, and the Company will not be liable or obligated in any way whatsoever with respect to any such fee or commission.
3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Purchaser, as of the Effective Date and as of the Closing Date, as set forth below. Each exception to such representations and warranties set forth in the Seller Parties Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific section of this Agreement, and the disclosures in any section or subsection of the Seller Parties Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.
     3.1 Organization and Good Standing.
          (a) Part 3.1 of the Seller Parties Disclosure Schedule contains a complete and accurate list for the Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). The Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is a private company with limited liability duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.
          (b) The Company made available to Purchaser in the Data Room copies of the Organizational Documents of the Company, as currently in effect.
     3.2 Authority; No Conflict.
          (a) The Closing Documents to which the Company is a party have been authorized by the board of directors (“Board of Directors”) of the Company and, to the extent required, by the shareholders of the Company. Upon the execution and delivery by the Company of such Closing Documents, such Closing Documents will constitute the legal, valid, and binding obligations of the Company, enforceable against it in accordance with their respective terms, subject to bankruptcy and other similar Legal Requirements of general applicability relating to or affecting creditor’s rights and to general equity principles. The execution and delivery of such Closing Documents by the Company and the performance of the Contemplated Transactions by it does not conflict with any provision of the Organizational Documents of the Company.
          (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):
               (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the shareholders of the Company;
               (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, may be subject;
               (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;
               (iv) cause the Company to become subject to, or to become liable for the payment of, any Tax;
               (v) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;
               (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or
               (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company, other than Permitted Encumbrances.
Except as set forth in Part 3.2 of the Disclosure Schedule the Company is not nor will it be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     3.3 Capitalization. As of immediately prior to the Closing (without giving effect to the Recapitalization), the authorized equity securities of the Company consist of 60,000 ordinary shares, par value €1 per share, of which 18,000 shares are issued and outstanding and 30,000 cumulative preference shares, par value €1 per share, of which 4,000 shares are issued and outstanding. No shares or classes of the Company’s capital are reserved for issuance. No reference to any purported Encumbrance appears in the shareholders’ register of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid. Except as set forth in Part 3.3 of the Seller Parties Disclosure Schedule, there are no Contracts relating to the issuance, sale, transfer or voting of any issued or issuable equity securities or other securities (including, but not limited, to any options, stock appreciation rights, warrants or other instruments or securities exercisable or exchangeable for, or convertible into, equity securities) of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of any Legal Requirement. The Company does not own, nor does it have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. The Company does not have any Subsidiaries.
     3.4 Financial Statements. The Company has made available to Purchaser in the Data Room the unaudited balance sheet of the Company and the related unaudited statements of income, changes in stockholders’ equity, and cash flow balance sheet of the Company as of December 31, 2008 (the “Balance Sheet”) and the related unaudited statements of income, changes in shareholders’ equity, and cash flow for the twelve (12) months then ended (collectively, the “Financial Statements”), including in each case the notes thereto (except that the unaudited Financial Statements may not contain all required footnotes and the interim Financial Statements are subject to year-end adjustments). The Financial Statements fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Company as at the respective dates of and for the periods referred to in the Financial Statements. The Financial Statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such Financial Statements. No financial statements of any Person other than the Company are required to be included in the consolidated financial statements of the Company.
     3.5 Books and Records. The books and records of the Company, all of which have been made available to Purchaser in the Data Room, are complete and correct in all material respects and have been maintained in accordance with sound business practices in the Netherlands, including the maintenance of an adequate system of internal controls. The minute books of the Company contain materially accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors and the Supervisory Board of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.
     3.6 Title to Properties; Encumbrances. The Company does not currently own, nor has it ever owned (a) any real property, (b) any leasehold interests or (c) any buildings, plants, structures and/or equipment. Part 3.6 of the Seller Parties Disclosure Schedule contains a complete and accurate list of all (A) the Assets that the Company purports to own, including all of the properties and assets reflected in the Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Seller Parties Disclosure Schedule and personal property sold since the date of the Balance Sheet, as the case may be, in the Ordinary Course of Business), and (B) all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Part 3.6 of the Seller Parties Disclosure Schedule. The Company is the sole owner and has good and marketable title (or leasehold title, as the case may be) to the Assets free and clear of all Encumbrances, and the Assets reflected in the Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (i) mortgages or security interests shown on the Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (ii) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (iii) liens for current taxes not yet due, and (iv) Encumbrances pursuant to the Pledge Agreement (as defined below) or the Facility Agreement and (v) Encumbrances incurred in the Ordinary Course of the Business, consistent with past practice, or created by the express provisions of the Contracts, each of the type identified on Part 3.6 of the Seller Parties Disclosure Schedule (together, the “Permitted Encumbrances”). All such assets are suitable for the uses to which they are being put or have been put in the Ordinary Course of Business and are in good working order, ordinary wear and tear excepted.
     3.7 Condition and Sufficiency of Assets. Except as set forth on Part 3.7 of the Seller Parties Disclosure Schedule, the Assets are all assets of the Company used in or related to the processing and manufacturing of the Products. Xpand Biotechnology B.V., a private company with limited liability (“Xpand”), transferred to the Company the Company Proprietary Rights and prior to such transfer of the Company Proprietary Rights, Xpand was the sole and rightful owner of the Company Proprietary Rights. Except as set forth on Part 3.7 of the Seller Parties Disclosure Schedule, the Assets and the Company Proprietary Rights of the Company

constitute all of the assets, property, real personal or mixed, tangible or intangible, of the Company used in or held for use in for the operation of the Business as presently conducted.
     3.8 Accounts Receivable. The Company currently has no accounts receivable, nor has it previously had any accounts receivable prior to the Closing Date.
     3.9 Inventory. The Company currently has no inventory, nor has it previously had any inventory prior to the Closing Date.
     3.10 No Undisclosed Liabilities. The Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise), except for (a) liabilities or obligations reflected or reserved against in the Balance Sheet, (b) liabilities or obligations incurred since the Balance Sheet Date in the Ordinary Course of Business, (c) liabilities of a type or nature not required to be reflected in the Financial Statements, which are not material, individually or in the aggregate, or (d) liabilities or obligations set forth in Part 3.10 of the Seller Parties Disclosure Schedule. Except as set forth in Part 3.10 of the Seller Parties Disclosure Schedule the Company is not a guarantor or indemnitor of any Indebtedness of any other Person.
     3.11 Taxes.
          (a) The Company has paid on a timely basis all Taxation that was due and payable on or before the Closing Date. The unpaid taxes of the Company for all Tax periods through the Balance Sheet Date do not exceed the accruals and reserves for Taxation (excluding accruals and reserves for deferred Taxation established to reflect timing differences between book and Tax income) set forth on the Balance Sheet.
          (b) All notices and returns required to have been given or made, have been properly and duly submitted by the Company to the relevant Governmental Body and all information, notices, computations and returns submitted to such Governmental Body are true, accurate and complete and are not the subject of any dispute nor are likely to become the subject of any dispute with such Governmental Body. The Company has not been informed by any Governmental Body that such Governmental Body formally asserts that the Company was required to file any Tax Return that was not filed, and, to the Sellers’ Knowledge, no such assertion is planned by any Governmental Body. The Company has not (i) waived any statute of limitations with respect to Taxation, (ii) requested any extension of time within which to file any Tax Return, or (iii) executed or filed any power of attorney with any taxing authority. All records that the Company is required to keep for Taxation purposes, have been duly kept and are available for inspection at the Company premises.
          (c) The amount of Taxation chargeable to the Company has not been affected by any concession, arrangements, agreement or other formal or informal arrangement with any Governmental Body (not being a concession, agreement or arrangement available to companies generally). The Company is not subject to a special Tax regime. The Company is not required to include any amounts in income, or to exclude any items of deduction in a taxable period beginning after the Closing Date as a result of (i) an instalment sale or open transaction arising in a taxable period ending on or before the Closing Date; (ii) a prepaid amount received, or paid, in a taxable period ending on or before the Closing Date; (iii) deferred gains that could be recognized in a taxable period ending after the Closing Date; or (iv) any similar item of deferred income or expense.
          (d) In relation to Tax, the Company has not been subject to and is not currently subject to any investigation, audit or visit by any Governmental Body, and, to the Sellers’ Knowledge, no such investigation, audit or visit is planned by any Governmental Body.
          (e) Since its incorporation, the Company has not been involved in any Taxation controversy and/or litigation with or against any Governmental Body.
          (f) The Company has made all deductions and/or withholdings in respect, or in account, of any Taxation from any payments made by the Company that it is obliged or entitled to have made and has accounted in full to the appropriate authority for all amounts so deducted and/or withheld.
          (g) The Company has not received any notice from any Governmental Body that required or will require the Company to withhold Taxation from any payment made since the Balance Sheet Date in respect of which such withheld Taxation has not been accounted for in full to the appropriate authority.
          (h) The Company has not claimed or been granted exemptions from Taxation that may give rise to the assessment and/or payment of Taxation in connection with any transactions involving the Company, including but not limited to this Agreement, reorganisations, mergers and/or disposals of the Company.
          (i) All applications by the Company for governmental subsidies, which have been made or are reflected in the Balance Sheet have been duly and correctly made and no refunds and no interest, penalties or additions regarding such refunds are or will be due in respect of governmental subsidies.
          (j) The Company
               (i) has always been resident, for Tax purposes, in the Netherlands;
               (ii) is not and has never been resident, for Tax purposes, in any other jurisdiction;
               (iii) does not have and has never had a taxable presence outside the Netherlands; and
               (iv) is not deemed to have and has never been deemed to have had a taxable presence outside the Netherlands.
          (k) No Taxation, for which any other person or entity is or may be liable, will be charged in any way to the Company, and the Company is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

          (l) Each transaction between the Sellers or any Affiliate of the Sellers on the one hand and the Company on the other hand is and has been done at an arm’s length basis.
          (m) The Company is not liable for Taxation imposed on or due by any third party, including, without limitation, any sub-contractor, the Sellers or any Affiliate of the Sellers, except to the extent that full provision has been made in the Financial Statements of the Company.
          (n) Other than by their own expiration over time, there is no limitation on the utilization by the Company of its net operating losses, built-in losses, Tax credits or similar items under the Tax laws of any jurisdiction (other than any such limitations arising as a result of the consummation of the Contemplated Transactions).
          (o) The Company does not own any interest in any entity that is characterized as a partnership for Tax purposes.
          (p) There are no Tax liens or other Encumbrances with respect to Taxation upon any of the Assets of the Company, other than Permitted Encumbrances.
          (q) The Company has delivered or made available to Purchaser in the Data Room for inspection (i) complete and correct copies of all Tax Returns of the Company relating to Taxation and (ii) complete and correct copies of all documents from any Governmental Body received by or agreed to by or on behalf of the Company relating to Taxation since the Company’s formation.
     3.12 No Material Adverse Change. Since the date of the Balance Sheet, there has not been a Material Adverse Effect.
     3.13 Pensions. The Company has no, and has never had any retirement benefit schemes, early retirement schemes, pre-pension schemes or other pension arrangements, relating to the Business (the “Pension Schemes”), in operation or proposed.
     3.14 Legal Proceedings; Orders.
          (a) There is no pending Proceeding:
               (i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or
               (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.
To Sellers’ Knowledge, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Seller Parties have made available to Purchaser in the Data Room copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.14(a) of the Seller Parties Disclosure Schedule. The Proceedings listed in Part 3.14(a)

of the Seller Parties Disclosure Schedule could not reasonably be expected to have a Material Adverse Effect.
          (b) There is no Order to which the Company, or any of the assets owned or used by the Company, is subject.
          (c) No officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.
          (d) The Company is, and at all times has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject.
          (e) No event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject.
          (f) The Company has not received, at any time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.
     3.15 Absence of Certain Changes and Events. Except as set forth in Part 3.15 of the Seller Parties Disclosure Schedule, since the Balance Sheet Date, the Company has conducted its business only in the Ordinary Course of Business and none of the following actions or events has occurred:
          (a) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect;
          (b) (i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares of capital stock of the Company, or (ii) any repurchase, redemption or other acquisition by the Company of any shares of capital stock or other securities;
          (c) any sale, issuance or grant, or authorization of the issuance of, (i) shares or other securities of the Company, (ii) any option, warrant or right to acquire any shares or any other securities of the Company, or (iii) any instrument convertible into or exchangeable for shares or other securities of the Company;
          (d) any amendment or waiver of any of the rights of the Company under any share purchase agreement;

          (e) any amendment to any Organizational Document of the Company, any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, share split, reverse share split or similar transaction involving the Company;
          (f) any creation of any Subsidiary of the Company or acquisition by the Company of any equity interest or other interest in any other Person;
          (g) any capital expenditure by the Company which, when added to all other capital expenditures made on behalf of the Company since the Balance Sheet Date, exceeds €10,000 in the aggregate;
          (h) except in the Ordinary Course of Business, any action by the Company to (i) enter into or suffer any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 3.16), or (ii) amend or terminate, or waive any material right or remedy under, any Material Contract;
          (i) any (i) acquisition, lease or license by the Company of any material right or other material asset from any other Person, (ii) sale or other disposal or lease or license by the Company of any material right or other material asset to any other Person, or (iii) waiver or relinquishment by the Company of any right, except for rights or other assets acquired, leased, licensed or disposed of in the Ordinary Course of Business;
          (j) any write-off as uncollectible, or establishment of any extraordinary reserve with respect to, any Indebtedness of the Company;
          (k) any pledge of any assets of or sufferance of any of the assets of the Company to become subject to any Encumbrance, except for Permitted Encumbrances and pledges of immaterial assets made in the Ordinary Course of Business;
          (l) any (i) loan by the Company to any Person, or (ii) the incurrence or guarantee by the Company of any Indebtedness by the Company;
          (m) any (i) adoption, establishment, entry into or amendment by the Company of any Pension Scheme or (ii) payment of any bonus or any profit sharing or similar payment to, or material increase in the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of the directors or officers of the Company;
          (n) any change of the methods of accounting or accounting practices of the Company in any material respect;
          (o) any material Tax election by the Company;
          (p) any commencement or settlement of any Proceeding by the Company; and
          (q) any agreement or commitment to take any of the actions referred to in clauses (c) through (p) above.

     3.16 Contracts; No Defaults.
          (a) Part 3.16(a) of the Seller Parties Disclosure Schedule contains a complete and accurate list, and Seller Parties have made available to Purchaser in the Data Room true and complete copies of, each Contract, other instrument or document (including of any amendments) to which the Company is a party or by which its assets are subject or bound:
               (i) with any director, officer or Affiliate of the Company;
               (ii) evidencing, governing or relating to Indebtedness;
               (iii) not entered into in the Ordinary Course of Business that involves expenditures or receipts;
               (iv) that in any way purports to restrict the business activity of the Company or any of its Affiliates or to limit the freedom of the Company or any of its Affiliates to engage in any line of business or to compete with any Person or in any geographic area or to hire or retain any Person;
               (v) relating to the employment of, or the performance of services by, any employee or consultant, or pursuant to which the Company is or may become obligated to make any severance, termination or similar payment to any current or former employee or director; or pursuant to which the Company is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) to any current or former employee or director;
               (vi) (A) relating to the acquisition, transfer, development, sharing or license of any Proprietary Rights (except for any Contract pursuant to which (1) any Proprietary Rights is licensed to the Company under any third party software license generally available to the public, or (2) any Proprietary Rights is licensed by the Company to any Person on a non exclusive basis); or (B) of the type referred to in Section 3.20(d);
               (vii) providing for indemnification of any officer, director, employee or agent;
               (viii) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing the Company with any right of first refusal with respect to, or right to repurchase or redeem, any securities;
               (ix) incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation, except for Contracts substantially identical to the standard forms of end user licenses made available by Seller Parties to Purchaser in the Data Room;
               (x) relating to any currency hedging;

               (xi) (A) imposing any confidentiality obligation on the Company or any other Person, or (B) containing “standstill” or similar provisions;
               (xii) (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between the Company and any contractor or subcontractor to any Governmental Body);
               (xiii) contemplating or involving the payment or delivery of cash or other consideration in an amount or having a value in excess of €5,000 in the aggregate, or contemplating or involving the performance of services having a value in excess of €5,000 in the aggregate; and
               (xiv) any other Contract, if a breach of such Contract could reasonably be expected to have a Material Adverse Effect.
          (b) Each of the foregoing is a “Material Contract.”
               (i) Each Material Contract is valid and in full force and effect, and is enforceable against the Company in accordance with its terms, subject to bankruptcy and other similar Legal Requirements of general applicability relating to or affecting creditors’ rights and to general equity principles.
               (ii) The Company has not violated or breached, or committed any default under, any Material Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect; and, to Sellers’ Knowledge, no other Person has violated or breached, or committed any default under, any Material Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect.
               (iii) Except as set forth on Part 3.16(b) of the Seller Parties Disclosure Schedule, to Sellers’ Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (D) give any Person the right to accelerate the maturity or performance under any Material Contract, (E) result in the disclosure, release or delivery of the Company Source Code, or (F) give any Person the right to cancel, terminate or modify any Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect.
               (iv) The Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect.

     3.17 Insurance.
          (a) Seller Parties have made available to Purchaser in the Data Room:
               (i) true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, in his capacity as such, is or has been covered at any time preceding the date of this Agreement;
               (ii) true and complete copies of all pending applications for policies of insurance; and
               (iii) any statement by the auditor of the Company’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims.
          (b) The Company:
               (i) has no self-insurance arrangements by or affecting the Company, including any reserves established thereunder;
               (ii) has not concluded contracts or arrangements, other than a policy of insurance, for the transfer or sharing of any risk by the Company;
               (iii) has made available to Purchaser in the Data Room all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided; and
               (iv) has not suffered any loss experience or received any claim under any policy for the current policy year.
          (c) All policies to which the Company is a party or that provide coverage to the Company, or any director or officer of the Company in his capacity as such:
               (i) are valid, outstanding, and enforceable;
               (ii) are issued by an insurer that is financially sound and reputable;
               (iii) taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks normally insured against by a Person carrying on the same business or businesses as the Company;
               (iv) are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which any of them is bound;
               (v) will continue in full force and effect following the consummation of the Contemplated Transactions; and
               (vi) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

          (d) The Company has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.
          (e) The Company has paid all premiums due, and has otherwise performed all of its respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.
          (f) The Company has given notice to the insurer of all claims that may be insured under any policy provided by such insurer.
     3.18 Environmental Matters.
          (a) The Company is, and at all times has been, in material compliance with, and has not been and is not in violation of or liable under, any Environmental Law. To Sellers’ Knowledge, there is no actual order, written notice, or other written communication from, nor has any order, notice, or other communication been Threatened from (i) any Governmental Body or private citizen, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.
          (b) There are no pending or, to Sellers’ Knowledge, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest.
          (c) The Company has not received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

          (d) The Company has no Environmental, Health, and Safety Liabilities with respect to the Facilities or, with respect to any other properties and assets (whether real, personal, or mixed) in which the Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.
          (e) Except as set forth on Part 3.18(e) of the Seller Parties Disclosure Schedule, there are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. The Company has not permitted or conducted any, and to Sellers’ Knowledge there is no, Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest.
          (f) There has been no Release or, to Sellers’ Knowledge, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest, or any geologically or hydrologically adjoining property.
          (g) The Company has delivered to Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Company with Environmental Laws.
     3.19 Employees. The Company has no employees, nor has it ever had any employees, prior to the Closing Date. The Company is not a party to any collective labour agreement.
     3.20 Intellectual Property.
          (a) With respect to Proprietary Rights of the Company:
               (i) Part 3.20(a)(i)(A) of the Seller Parties Disclosure Schedule lists all of the Patents owned by the Company, setting forth in each case the jurisdictions in which Issued Patents have been issued and Patent Applications have been filed. Part 3.20(a)(i)(B) of the Seller Parties Disclosure Schedule lists all of the Patents in which the Company has any right, title or interest (including without limitation interest acquired through a license or other right to use) other than those owned by the Company, setting forth in each case the jurisdictions in which the Issued Patents have been issued and Patent Applications have been filed, and the nature of the right, title or interest held by the Company. Except as set forth on Part 3.20(a)(i)(A) of the Seller Parties Disclosure Schedule, the Company has obtained a Patent with respect to each Product;
               (ii) Part 3.20(a)(ii)(A) of the Seller Parties Disclosure Schedule lists all of the Registered Trademarks owned by the Company, setting forth in each case the jurisdictions in which Registered Trademarks have been registered and trademark applications for registration have been filed. Part 3.20(a)(ii)(B) of the Seller Parties Disclosure Schedule lists all of the Registered Trademarks in which the Company has any right, title or interest, other than those owned by the Company (including without limitation interest acquired through a license or other right to use), setting forth in each case the jurisdictions in which Registered Trademarks have been registered and trademark applications for registration have been filed, and the nature of the right, title or interest held by the Company;
               (iii) Part 3.20(a)(iii)(A) of the Seller Parties Disclosure Schedule lists all of the Registered Copyrights owned by the Company, setting forth in each case the jurisdictions in which Copyrights have been registered and applications for copyright registration have been filed. Part 3.20(a)(iii)(B) of the Seller Parties Disclosure Schedule lists all of the Registered Copyrights in which the Company has any right, title or interest, other than those owned by the Company (including without limitation interest acquired through a license or other right to use), setting forth in each case the jurisdictions in which the Registered Copyrights have been registered and applications for copyright registration have been filed, and the nature of the right, title or interest held by the Company; and
               (iv) The Company has good and valid title to all of the Company Proprietary Rights identified in Parts 3.20(a)(i)(A), 3.20(a)(ii)(A) and 3.20(a)(iii)(A) of the Seller Parties Disclosure Schedule and all Trade Secrets owned by the Company, free and clear of all Encumbrances, except for Permitted Encumbrances. The Company has a valid right to use, license and otherwise exploit all Proprietary Rights identified in Parts 3.20(a)(i)(B), 3.20(a)(ii)(B), and 3.20(a)(iii)(B) of the Seller Parties Disclosure Schedule and all Trade Secrets used by the Company, other than those owned by the Company (including without limitation interest acquired through a license or other right to use). Except as set forth on Part 3.20(a)(iv) of the Seller Parties Disclosure Schedule, the Company Proprietary Rights identified in Part 3.20(a) of the Seller Parties Disclosure Schedule, together with the Trade Secrets used by the Company, constitutes (A) all Proprietary Rights used or proposed as of the Effective Date to be used in the business of the Company as conducted prior to or on the Effective Date or as proposed to be conducted by Company as of the Effective Date and (B) all Proprietary Rights necessary or appropriate to make, use, offer for sale, sell or import the Product(s).
          (b) Part 3.20(b) of the Seller Parties Disclosure Schedule lists all oral and written contracts, agreements, licenses and other arrangements relating to the Company Proprietary Rights or the Product(s), as follows:
               (i) Part 3.20(b)(i) lists: (A) any agreement granting any right to make, have made, manufacture, use, sell, offer to sell, import, export, or otherwise distribute any Product(s), with or without the right to sublicense the same, on an exclusive basis; (B) any license of Proprietary Rights to or from the Company, with or without the right to sublicense the same, on an exclusive basis; (C) joint development agreements; (D) any agreement by which the Company grants any ownership right to the Company Proprietary Rights owned by the Company; (E) any agreement under which the Company undertakes any ongoing royalty or payment obligations with respect to an Company Proprietary Right; (F) any agreement under which the Company grants an option relating to the Company Proprietary Rights; (G) any agreement under which any party is granted any right to access Company Source Code or to use Company Source Code to create derivative works of the Products; (H) any Agreement pursuant to which the Company has deposited or is required to deposit with an escrow agent or any other Person the Company Source Code, and further describes whether the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of the Company Source Code; and (I) any agreement or other arrangement limiting any of the Company’s ability to transact business in any market, field or geographical area or with any Person, or that restricts the use, transfer, delivery or licensing of Company Proprietary Rights (or any tangible embodiment thereof);
               (ii) Part 3.20(b)(ii) of the Seller Parties Disclosure Schedule lists all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which the Company is authorized to use any Proprietary Rights owned by any Person, excluding standardized nonexclusive licenses for “off the shelf” or other software widely available through regular commercial distribution channels on standard terms and conditions and were obtained by the Company in the Ordinary Course of Business. Except as set forth in 3.20(b)(iii) of the Seller Parties Disclosure Schedule, there are no royalties, fees or other amounts payable by the Company to any Person by reason of the ownership, use, sale or disposition of Company Proprietary Rights;
               (iii) Except as set forth in Part 3.20(b)(iii) of the Seller Parties Disclosure Schedule, the Company has not entered into any written or oral contract, agreement, license or other arrangement to indemnify any other person against any charge of infringement of the Company Proprietary Rights, other than indemnification provisions contained in standard sales or agreements to customers or end users arising in the Ordinary Course of Business, the forms of which have been delivered to Purchaser or its counsel;
               (iv) Part 3.20(b)(iv) of the Seller Parties Disclosure Schedule lists any Product that contains any software that may be subject to an open source or general public license, a description of such Product and the open source or general public license applicable to such Product. Except as set forth in Part 3.20(b)(iv) of the Seller Parties Disclosure Schedule, none of the Products contains any software that may be subject to an open source or general public license; and
               (v) There are no outstanding obligations other than as disclosed in Part 3.20(b) of the Seller Parties Disclosure Schedule to pay any amounts or provide other consideration to any other Person in connection with the Company Proprietary Rights (or any tangible embodiment thereof).
          (c) Except as set forth in Part 3.20(c) of the Seller Parties Disclosure Schedule:
               (i) The Company does not jointly own, license or claim any right, title or interest with any other Person of the Company Proprietary Rights. No current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of the Company has any right, title or interest in, to or under the Company Proprietary Rights in which the Company has (or purports to have) any right, title or interest that has not been exclusively assigned, transferred or licensed to Company;

               (ii) No Person has asserted or Threatened a claim, nor, to Sellers’ Knowledge, are there any facts which could give rise to a claim, which would adversely affect the Company’s ownership rights to, or rights under, the Company Proprietary Rights, or any contract, agreement, license or and other arrangement under which the Company claims any right, title or interest under the Company Proprietary Rights or restricts in any material respect the use, transfer, delivery or licensing by the Company of the Company Proprietary Rights or Products;
               (iii) The Company is not subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of the Company Proprietary Rights by the Company, the use, transfer or licensing of any Product by the Company, or which may affect the validity, use or enforceability of the Company Proprietary Rights; and
               (iv) To Sellers’ Knowledge, no Company Proprietary Rights have been infringed or misappropriated by any Person and there is no unauthorized use, disclosure or misappropriation of the Company Proprietary Rights by any current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of the Company.
          (d) Except as set forth in Part 3.20(d) of the Seller Parties Disclosure Schedule:
               (i) all Patents in which the Company has any right, title or interest have been duly filed or registered (as applicable) with the applicable Governmental Body, and maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate Governmental Body, and have not lapsed, expired or been abandoned;
               (ii) (A) all Patents in which the Company has any right, title or interest, disclose patentable subject matter, have been prosecuted in good faith and are in good standing, (B) there are no inventorship challenges to any such Patents, (C) no interference has been declared or provoked relating to any such Patents, (D) all Issued Patents in which the Company has any right, title or interest are valid and enforceable, and (E) all maintenance and annual fees have been fully paid, and all fees paid during prosecution and after issuance of any patent have been paid in the correct entity status amounts, with respect to Issued Patents in which the Company has any right, title or interest;
               (iii) To Sellers’ Knowledge, there is no material fact with respect to any Patent Application in which the Company has any right, title or interest that would (A) preclude the issuance of an Issued Patent from such Patent Application (with valid claims no less broad in scope than the claims as currently pending in such Patent Application), (B) render any Issued Patent issuing from such Patent Application invalid or unenforceable, or (C) cause the claims included in such Patent Application to be narrowed; and
               (iv) No Person has asserted or Threatened a claim, nor, to Sellers’ Knowledge, are there any facts which could give rise to a claim, that the Product (or the

Company Proprietary Right embodied in the Product) infringes or misappropriates any third party Proprietary Rights.
          (e) The Company has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Trade Secrets in which the Company has any right, title or interest and otherwise to maintain and protect the full value of all such Trade Secrets. Without limiting the generality of the foregoing, except as set forth in Part 3.20(e) of the Seller Parties Disclosure Schedule:
               (i) All current and former consultants and independent contractors to the Company or to any entity that assigned Company Proprietary Rights to the Company, including but not limited to Xpand, who are or were involved in, or who have contributed to, the creation or development of the Company Proprietary Rights have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Nondisclosure Agreement made available to Purchaser in the Data Room. Each current and former consultant or independent contractor of the Company is obligated to assist the Company with respect to the protection of the Company Proprietary Rights. No current or former employee, officer, director, stockholder, consultant or independent contractor to the Company has any right, claim or interest in or with respect to the Company Proprietary Rights; and
               (ii) Except as disclosed as required under Section 3.20(b)(i) above, the Company has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of the Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery to any Person of the Company Source Code.
          (f) Except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, sold, licensed or otherwise made available by the Company to any Person, including without limitation the Product(s), contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.
     3.21 Certain Payments. Neither the Company or any director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of any Legal Requirement or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.
     3.22 Authorizations; Regulatory Compliance. Part 3.22 of the Seller Parties Disclosure Schedule sets forth a complete list of all material approvals, clearances, authorizations, licenses or registrations required by any Governmental Body in the European Union or in the Netherlands having regulatory authority or jurisdiction over the Business and the

Products, whether required of the Company or, to the Sellers’ Knowledge, required of any of its suppliers or manufacturers. Except as set forth on Part 3.22 of the Seller Parties Disclosure Schedule:
          (a) The Business and the Products are in compliance in all material respects with all current applicable laws, statutes, rules, regulations, ordinances, standards, guidelines or orders administered, issued or enforced by the FDA or any other Governmental Body having regulatory authority or jurisdiction over the Business and the Products.
          (b) The Company and, to Sellers’ Knowledge, its suppliers and manufacturers are in compliance in all material respects with all applicable laws, statutes, rules, regulations, ordinances, standards, guidelines or orders administered, issued or enforced by the FDA or any other Governmental Body, relating to the methods and materials used in, and the facilities and controls used for, the design, manufacture, processing, packaging, labeling, storage and distribution of the Products and all Products have been processed, manufactured, packaged, labeled, stored, handled and distributed by the Company in compliance with the quality control procedures and specifications made available by the Company to Purchaser in the Data Room and all applicable laws, statutes, rules, regulations, ordinances, standards, guidelines or orders administered, issued or enforced by the FDA or any other Governmental Body. Further, no action has been taken by any Governmental Body or, to Sellers’ Knowledge, is in the process of being taken that will slow, halt or enjoin the manufacturing of the Products or the operation of the Business or subject the manufacturing of the Products or the Business to regulatory enforcement action.
          (c) The Company has not received and, to Sellers’ Knowledge, its manufacturers or suppliers have not received from the FDA or any other Governmental Body, and to Sellers’ Knowledge, there are no facts which would furnish any reasonable basis for, any notice of adverse findings, FDA warning letters, regulatory letters, notices of violations, warning letters, Section 305 criminal proceeding notices under the FDCA or other similar communication from the FDA or other Governmental Body, and there have been no seizures conducted or, to Sellers’ Knowledge, Threatened by the FDA or other Governmental Body, and no recalls, market withdrawals, field notifications, notifications of misbranding or adulteration, or safety alerts conducted, requested or Threatened by the FDA or other Governmental Body relating to the Business or to the Products.
          (d) Except as set forth on Part 3.22(d) of the Seller Parties Disclosure Schedule, for each of the Products, no pre-market notification (“510(k)”) submission is required and no 510(k) submission has been filed with the FDA or any other Governmental Body on or prior to Closing Date.
          (e) To Sellers’ Knowledge, there are no currently existing facts that will (i) cause the withdrawal or recall, or require suspension or additional approvals or clearances, of any Products currently sold by the Company, (ii) require a change in the manufacturing, marketing classification, labeling or intended use of any such Products, or (iii) require the termination or suspension of marketing of any such Products.

          (f) Except as set forth on Part 3.22 (f) of the Seller Parties Disclosure Schedule: (i) none of the Products manufactured, marketed or sold by the Company have been recalled or subject to a field safety notification (whether voluntarily or otherwise); (ii) to Sellers’ Knowledge, none of the Products manufactured, marketed or sold by the Company’s manufacturers and suppliers on the Company’s behalf has been recalled or subject to a field safety notification (whether voluntary or otherwise); and (iii) Seller Parties have not received written notice (whether completed or pending) of any proceeding seeking recall, suspension or seizure of any Products sold or proposed to be sold by the Company.
          (g) The Company has submitted to the FDA all Biological Product Deviation Reports relating to performance issues that could lead to serious injury or death that the Company has been required to submit under applicable federal statutes, rules, regulations, standards, guides or orders administered or promulgated by the FDA related to the Products. To Sellers’ Knowledge, except as set forth on Part 3.22(g) of the Seller Parties Disclosure Schedule, no circumstances have arisen that would require Company to submit a Biological Product Deviation Report to the FDA.
     3.23 Products; Product Liability.
          (a) Each of the Products (including all Finished Inventory): (i) is, and at all times up to and including the sale thereof has been processed, manufactured, packaged, labeled, stored, handled, distributed, shipped, marketed and promoted, and in all other respects has been, in compliance with all applicable laws, statutes, rules, regulations, ordinances or orders administered, issued or enforced by the FDA or any other governmental entity, and (ii) is, and at all relevant times has conformed in all material respects to all specifications and any promises, warranties or affirmations of fact made in all regulatory filings or set forth in any regulatory approvals, authorizations or clearances pertaining thereto or made on the container or label for such Product or in connection with its sale. There is no design or manufacturing defect with respect to the Products.
          (b) Part 3.23(b) of the Seller Parties Disclosure Schedule sets forth the forms of the Company’s service or product warranties that are currently applicable to services or merchandise related to the Business (including, without limitation, the Products). Except as set forth on Part 3.23(b) of the Seller Parties Disclosure Schedule, there are no existing or, to Sellers’ Knowledge, Threatened, claims against the Company for services or merchandise related to the Business which are defective or fail to meet any service or product warranties other than in the Ordinary Course of Business consistent with past experience. The Company has not incurred liability arising out of any injury to individuals as a result of the ownership, possession, or use of any Product and, to Sellers’ Knowledge, there has been no inquiry or investigation made in respect thereof by any Governmental Body.
     3.24 Customers and Suppliers. The Company does not currently have customers, nor has it ever had any customers prior to the Closing Date. Part 3.24 of the Seller Parties Disclosure Schedule identifies the Business’ ten (10) largest suppliers (measured by euro volume in each case) during the period from the formation of the Company through December 31, 2008, showing with respect to each, the name and address, euro volume and nature of the relationship. The Company is not required to provide any bonding or other financial security arrangements in connection with any of the transactions with its suppliers. Seller Parties have not received any communication of any intention of any supplier identified on Part 3.24 of the Seller Parties Disclosure Schedule to discontinue its relationship as a supplier of, or materially reduce its sales to the Company (or, post- Closing, from or to Purchaser).
     3.25 Capital Expenditures. Set forth on Part 3.25 of the Seller Parties Disclosure Schedule is a list of the Company’s approved capital expenditure projects related to the Business including: (i) projects which have been commenced but are not yet completed; (ii) projects which have not been commenced; and (iii) projects which have been completed in respect of which payment has been made, since the formation of the Company.
     3.26 Relationships with Affiliates. Neither Sellers nor, to Sellers’ Knowledge, any Affiliate of any Seller has or had any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company’s businesses. Neither Sellers nor, to Sellers’ Knowledge, any Affiliate of any Seller owns or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company. Except as set forth in Part 3.26 of the Seller Parties Disclosure Schedule, neither Seller nor, to Sellers’ Knowledge, any Affiliate of Sellers is a party to any Contract with, or has any claim or right against, the Company.
     3.27 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.
     3.28 Disclosure. Except as set forth in Part 3.28 of the Seller Parties Disclosure Schedule:
          (a) No representation or warranty of Seller Parties in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.
          (b) There is no fact known to Seller Parties that has specific application to Seller Parties (other than general economic or industry conditions) and that materially adversely affects or, as far as Seller Parties can reasonably foresee, materially Threatens, the assets, business, prospects, financial condition, or results of operations of the Company (on a consolidated basis) that has not been set forth in this Agreement or the Seller Parties Disclosure Schedule.
4. REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to Seller Parties as follows:
     4.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Purchaser has full corporate power and authority to execute and deliver this Agreement and the Closing Documents, to perform its obligations hereunder and thereunder and to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Purchaser is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except whether the failure to do so would not have a material adverse effect on Purchaser’s ability to perform its obligations hereunder.
     4.2 Authority; No Conflict.
          (a) This Agreement and the Closing Documents have been authorized by Purchaser’s board of directors and, to the extent required, the stockholders of Purchaser. This Agreement constitutes the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy and other similar Legal Requirements of general applicability relating to or affecting creditors’ rights and to general equity principles. Upon the execution and delivery by Purchaser of the Closing Documents, the Closing Documents will constitute the legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, enforceable against Purchaser in accordance with their respective terms, subject to bankruptcy and other similar Legal Requirements of general applicability relating to or affecting creditors’ rights and to general equity principles.
          (b) Except as set forth in Part 4.2 of the Purchaser Disclosure Schedule, or as would not have a material adverse effect on Purchaser’s ability to perform its obligations hereunder, neither the execution and delivery of this Agreement by Purchaser nor the consummation or performance of any of the Contemplated Transactions by Purchaser will directly or indirectly (with or without notice or lapse of time):
               (i) contravene, conflict with or result in a violation of (A) any provision of Purchaser’s Organizational Documents or (B) any resolution adopted by the board of directors or the stockholders of Purchaser; or
               (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or Order to which Purchaser, or any of the assets owned or used by Purchaser, may be subject.
Except as set forth in Part 4.2 of the Purchaser Disclosure Schedule, Purchaser is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     4.3 Certain Proceedings. There is no Action or Proceeding pending or, to the knowledge of Purchaser, Threatened in writing, against or affecting Purchaser that could reasonably be expected to affect Purchaser’s ability to challenge, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with the consummation of the

Contemplated Transactions. To Purchaser’s knowledge, no such Proceeding has been Threatened.
     4.4 Brokers. Purchaser and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Purchaser as a result of the action of Purchaser or its officers or agents.
     4.5 No Other Representations. Purchaser acknowledges that the Company does not make any representation or warranty with respect to any projections, estimates or budgets delivered to or made available to Purchaser of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company.
5. CONDUCT OF BUSINESS DURING THE OPTION PERIOD
     5.1 Conduct of Business of the Company. The Company covenants and agrees that, during the period beginning on the date hereof and ending on the termination or expiration of the Option Period (as set forth in the Option Purchase Agreement), unless the Supervisory Board of Directors (including the director designated by Purchaser) shall approve or the Purchaser Representative (as defined below) shall otherwise consent in writing, the business of the Company shall be conducted only in, and the Company shall not take any action except in, the Ordinary Course of Business and in a manner consistent with past practice; and the Company shall use commercially reasonable efforts to preserve intact its business organization and to preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations. Without limiting the foregoing, the Company shall not do, or enter into any agreement or understanding to do, any of the following prior to the expiration or termination of the Option Period without providing notice of such to a designated representative of Purchaser (the “Purchaser Representative”) and obtaining the approval of the Supervisory Board of Directors (including the director designated by Purchaser) or the prior written consent of Purchaser Representative. The Purchaser Representative shall use commercially reasonable efforts to respond to such request for written consent within five (5) Business Days of Purchaser’s receipt of the Company’s notice. The Purchaser Representative shall initially be Jason Hannon, who shall serve until Purchaser designates another individual upon two (2) Business Days prior written notice to the Company in accordance with Section 9.2 hereof. Each of the clauses below shall constitute an independent obligation of the Company, not qualified by any other such clause, and shall be deemed to be cumulative:
          (a) Organizational Documents. Cause or permit any amendments to its Articles of Association or other organizational documents to the extent such amendment would reasonably be expected to adversely affect the Purchaser.
          (b) Dividends; Repurchases; Changes in Capital Stock. Except as otherwise specifically contemplated in this Agreement (i) declare or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, (ii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (iii) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock (other than pursuant to repurchase rights of the Company that permit the Company to repurchase securities from the holders thereof at the original purchase price therefor in connection with the termination of services of such holder as an employee of or consultant to the Company);
          (c) Stock Option Plans, Warrants, Etc. Grant any options, warrants or other rights to directly or indirectly acquire shares of capital stock of the Company;
          (d) Material Contracts. Enter into any Material Contract or commitment, or violate, amend or otherwise modify or waive (other than in the Ordinary Course of Business) any of the terms of any Material Contract other than Contracts that are entered into in the Ordinary Course of Business;
          (e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities or other instruments (including notes or other evidences of Indebtedness) convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible instruments or securities;
          (f) Company Proprietary Rights. Other than pursuant to the Distribution Agreement or the sale of the Company’s inventory in the Ordinary Course of Business:
               (i) (A) sell, license, assign or transfer any Company Proprietary Rights or other properties or assets which are material, individually or in the aggregate, when taken as a whole, to any other person other than Purchaser, or (B) except for Permitted Encumbrances, encumber any Company Proprietary Rights; or
               (ii) License, or otherwise acquire, any Company Proprietary Rights not owned by the Company or Purchaser from any third party on terms requiring any royalty payments;
          (g) Marketing or Other Rights. Except with the consent of Purchaser, such consent not to be unreasonably withheld, enter into or amend, in any material respect, any agreement pursuant to which any other party is granted manufacturing, marketing or other development or distribution rights of any type or scope with respect to any of the Company’s products or technology;
          (h) Indebtedness. Except for Indebtedness incurred pursuant to the Facility Agreement and trade payables incurred and paid in the Ordinary Course of Business, incur any Indebtedness or guarantee any such Indebtedness or issue or sell any debt securities or guarantee any debt securities of others;
          (i) Repayment of Indebtedness. Except for Indebtedness repaid pursuant to the Facility Agreement, repay in cash or repurchase for cash any Indebtedness to any Affiliate of the Company, or any securities representing Indebtedness convertible into capital stock of the Company;

          (j) Leases. Enter into any operating lease with an annual commitment in excess of €10,000;
          (k) Insurance. Materially reduce the amount of any material insurance coverage provided by insurance policies in effect on the Effective Date;
          (l) Termination or Waiver. Terminate or waive any right that has material value to the Company, other than in the Ordinary Course of Business;
          (m) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit plan or arrangement, pay any special bonuses or special remuneration to any employee or director (other than pre-existing obligations) which in the aggregate exceed 20% of the Company’s then-current annual aggregate salary obligation, or, except in the Ordinary Course of Business consistent with past practices, increase the salaries, bonuses or wage rates of its employees;
          (n) Severance Arrangements. Adopt or approve any severance, bonus or benefit acceleration arrangements (whether individually or more broadly) that could be triggered after the consummation of the Acquisition;
          (o) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided, that it consults with Purchaser prior to the filing of such a suit, or (iii) against Purchaser with respect to this Agreement or the Closing Documents;
          (p) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or capital stock of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof which are material, individually or in the aggregate, to the Company’s business, taken as a whole;
          (q) Taxes. Make or change any election in respect of Taxes, adopt or request permission of any Taxation Authority to change any accounting method in respect of Taxes, enter into any closing agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, surrender or allow to expire any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or take (or permit any Subsidiary to take) any such actions with respect to any Subsidiary;
          (r) Other Transactions. Except for an Acquisition pursuant to the Option Purchase Agreement, merge or consolidate with any entity, or liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction;
          (s) Proprietary Inventions Agreements. Hire or employ, any employee or consultant having access to confidential or proprietary information of the Company unless such employee or consultant enters into, or has entered into, a proprietary information and inventions agreement or a confidentiality agreement, with the Company in the form of Exhibit E attached hereto, or amend or otherwise modify, or grant a waiver under, any such confidentiality or proprietary information agreement with any such person;
          (t) Related Party Transactions. Enter into any transaction with any director, officer, employee, significant stockholder or family member of or consultant to any such person, corporation or other entity of which any such person beneficially owns 10% or more of the equity interests or has 10% or more of the voting power, or Subsidiary or Affiliate of the Company, except (i) as approved by a majority of the disinterested directors of the Company on terms and conditions which are fair and reasonable to the Company and no less favorable to the Company as could be obtained from a third party on an arms-length basis and (ii) transactions with Purchaser;
          (u) Principal Business. Engage in any business other than the Business;
          (v) Other Activities. Knowingly engage in any other activity which could reasonably be expected to (i) materially impair the ability of Purchaser to exercise its Call Option (as defined in the Option Purchase Agreement) or (ii) materially impair the ability of Purchaser or the Company to consummate the Acquisition; or
          (w) Subsidiaries. Permit any Subsidiary of the Company to take any action from which the Company would be prohibited pursuant to this Section 5.1.
     5.2 Clinical Trials. From time to time and at the reasonable request of Purchaser, the Company shall provide Purchaser with updates concerning the progress of and developments in and results of the Company’s clinical trials. In addition, the Company shall (a) invite Purchaser to participate in all meetings with clinical investigators, (b) make available to Purchaser copies of all written communication provided to and from such investigators, and (c) make available to Purchasers copies of any interim data and data analysis generated with respect to its clinical trials. At least thirty (30) days prior to finalizing such protocols or delivering drafts or copies thereof to institutional review boards or regulatory authorities, selecting such clinical investigators and engaging in such clinical trials, the Company shall furnish to Purchaser for its review and comment and shall consult with Purchaser regarding, (i) clinical trial protocols, (ii) lists of clinical investigators, (iii) copies of all forms of clinical investigator contracts, and (iv) patient data forms for any of its proposed clinical trials. All information obtained by Purchaser pursuant to this Section 5.2 shall be kept confidential in accordance with Section 6.3 of this Agreement to the extent it constitutes “Confidential Information” thereunder.
     5.3 FDA Approval Matters.
     (a) The Company shall notify Purchaser of any material communications with the FDA or any corollary entity in any other jurisdiction, including outside of the United States of America, or any other Governmental Body, whether written or oral, as soon as reasonably practicable, but in no event later than five (5) Business Days after the receipt of such communication, and within such same time period, the Company shall provide Purchaser with copies of any such written communications and written summaries of any such oral communications.

     (b) From time to time and at the reasonable request of Purchaser, the Company shall provide Purchaser with updates concerning the progress of the Company’s regulatory filings and strategy for obtaining necessary regulatory approvals to market and sell the products of the Company. The Company shall furnish to Purchaser for its review and comment, and shall consult with Purchaser regarding, any material regulatory filing prior to finalizing such filings and delivering them to the relevant regulatory authorities.
     5.4 Payment of Taxes, Etc. The Company shall, and shall cause each of its Subsidiaries to, timely file all of its Tax Returns as they become due (taking all timely filed proper extension requests into account), all such Tax Returns to be true, correct and complete, and the Company shall, and shall cause each of its Subsidiaries to, timely pay and discharge as they become due and payable all Taxes (other than Taxes contested in good faith by the Company or its Subsidiaries in appropriate proceedings), assessments and other governmental charges or levies imposed upon it or its income or any of its property as well as all claims of any kind (including claims for labor, materials and supplies) that, if unpaid, may by law become an Encumbrance, other than a Permitted Encumbrance.
6. ADDITIONAL AGREEMENTS
     6.1 Access to Properties and Information. At all times until the earlier of (i) the expiration of the Option Period and (ii) the consummation of the Acquisition, the Company will afford to Purchaser and its authorized representatives, upon reasonable notice, reasonable access during normal business hours to all properties, books, records, contracts and documents of the Company as Purchaser and such authorized representatives may reasonably request and a complete opportunity to make such investigations as Purchaser and such authorized representatives reasonably request, and the Company will furnish or cause to be furnished to Purchaser and its authorized representatives all such information with respect to the affairs and businesses of the Company as they may reasonably request. All information obtained by Purchaser pursuant to this Section 6.1 shall be kept confidential in accordance with Section 6.3 of this Agreement to the extent it constitutes “Confidential Information” thereunder. No investigation pursuant to this Section 6.1 shall affect any representation or warranty in this Agreement or the Closing Documents of any party hereto or thereto or any condition to the obligations of the parties hereto or thereto.
     6.2 Notification of Certain Matters. Each of the parties to this Agreement shall give prompt notice to the other parties of the occurrence or non-occurrence of any event which would likely cause any representation or warranty made by such party herein to be untrue or inaccurate or any covenant, condition or agreement contained herein not to be complied with or satisfied (provided, however, that, any such disclosure shall not in any way be deemed to amend, modify or in any way affect the representations, warranties and covenants made by any party in or pursuant to this Agreement).
     6.3 Confidentiality; Publicity. Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement, the subject matter or terms hereof or (except with regard to disclosures by Purchaser of confidential information of the Company following the Closing) any confidential information or other proprietary knowledge concerning the business or affairs of any other party (“Confidential Information”) which it may have acquired from such party in the course of pursuing the transactions contemplated by this Agreement without the prior consent of the other parties hereto; provided, that any information that is otherwise publicly available, without breach of this provision, or has been obtained from a third party without a breach of such third party’s duties, shall not be deemed confidential information. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other parties hereto.
     6.4 Use of Proceeds from the Facility. Unless set forth in the Operating Budget or otherwise approved by Board of Directors (including the director designated by Purchaser), the proceeds from the Facility Agreement may only be used (a) to fund development of the Company Proprietary Rights for purposes of achieving the Milestones (as defined in the Option Purchase Agreement), or (b) for purposes of fulfilling its obligations under the Distribution Agreement (as defined below).
     6.5 Monthly and Quarterly Statements. For so long as Purchaser owns at least twenty percent (20%) of the outstanding capital stock of the Company on a fully-diluted basis, (a) within four (4) Business Days of the end of each month, the Company agrees to prepare and furnish to Purchaser (by mail, facsimile or e-mail) unaudited Financial Statements for the applicable month, and (b) within four (4) Business Days of the end of each quarter, the Company agrees to prepare and furnish to Purchaser (by mail, facsimile or e-mail) unaudited Financial Statements for the applicable quarter. The Financial Statements shall fairly present in all material respects, in conformity with GAAP, the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Company as at the respective dates of and for the periods referred to in the Financial Statements. The Financial Statements shall reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such Financial Statements. In the event the Company fails to deliver monthly or quarterly unaudited Financial Statements to Purchaser on a timely basis, the Company shall pay to Purchaser $10,000 for each Business Day that such statement is not provided to Purchaser past the applicable deadline.
     6.6 Audits. Upon the request of Purchaser, on an annual basis, the Company shall have a third party auditor of a nationally recognized certified public accounting firm conduct an audit in accordance with GAAP and shall conduct a review of its internal controls in accordance with the requirements set forth under Section 404 of the Sarbanes-Oxley Act, as amended.
     6.7 Recapitalization. Immediately upon receiving a declaration of no-objection from the Dutch Ministry of Justice with respect to the Amended Articles, the Company shall instruct the Notary to execute the notarial deed of amendment, as a result of which, the Recapitalization shall be effected. The shares issued to Purchaser as part of the Recapitalization shall be free and clear of all Encumbrances.
7. INDEMNIFICATION; REMEDIES
     7.1 Survival; Right to Indemnification Not Affected by Knowledge. All representations and warranties of Purchaser and Seller Parties contained herein or in any other

Closing Document or document, certificate or other instrument required to be delivered hereunder or thereunder in connection with the transactions contemplated hereby shall survive the Closing and shall continue until *** after the Closing (the “Survival Period”), provided that (a) the representations and warranties set forth in *** , shall survive until sixty (60) days after the expiration of the applicable statutes of limitations (including any extensions or waivers thereof) and (b) the representations and warranties set forth in *** shall survive indefinitely ((a) and (b), together, the “Fundamental Representations”); provided, further, that to the extent any written claim for indemnification is made prior to the expiration date of the representations and warranties on which any such claim for indemnification is based, the expiration of such representations and warranties shall not affect the right of any Indemnified Person to seek indemnification for Damages in respect of such claim pursuant to Section 7 hereof. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations. Notwithstanding the Survival Period, Purchaser’s rights to indemnification under the Option Purchase Agreement shall not be affected in the event that a claim for indemnification has been made prior to the expiration of the Survival Period under the Option Purchase Agreement (in accordance with the terms and conditions set forth therein).
     7.2 Indemnification and Payment of Damages by Sellers.
          (a) Each Seller, severally but not jointly, shall indemnify and hold harmless Purchaser, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Purchaser Indemnified Persons”) from and against and shall pay to the relevant Purchaser Indemnified Persons the amount of any and all losses, liabilities, claims, damages (excluding incidental, punitive and consequential damages), deficiencies, judgments, fines, penalties, fees, costs and expenses (including costs of investigation and defense and reasonable attorneys’ fees) and diminutions in value of the Product(s), whether or not involving a third-party claim (collectively, “Damages”), incurred by such Purchaser Indemnified Person arising directly or indirectly from or in connection with any breach of any representation or warranty of such Seller contained in Section 2 hereof or any covenant or obligation of such Seller in this Agreement.
          (b) Each Seller, severally but not jointly, will indemnify and hold harmless the Purchaser Indemnified Persons for, and will pay to the applicable Purchaser Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with:
               (i) any Breach of any representation or warranty made by the Company under Section 3 hereof;

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

               (ii) any Breach of any representation or warranty made by the Company with respect to any certificate or other document delivered by the Company pursuant to this Agreement; or
               (iii) any Breach by the Company of any covenant or obligation of the Company in this Agreement.
               (iv) Notwithstanding the foregoing, at the election of a Purchaser Indemnified Person, in its sole discretion (but subject to the provisions of this Section 7), to the extent that any Purchaser Indemnified Person is (or may be) entitled to be indemnified by any Seller for Damages hereunder, a Purchaser Indemnified Person shall be entitled (without limiting any other remedy available to such Purchaser Indemnified Person) to recover such Damages by set off against any amounts owed to such Seller under the Option Purchase Agreement; provided, that to the extent the amount so set-off exceeds the amount of Damages for which it is finally determined that such Purchaser Indemnified Person is entitled to be indemnified, promptly following such final determination, Purchaser shall remit such excess to such Seller. The remedies provided in this Section 7.2 will not be exclusive of or limit any other remedies that may be available to the Purchaser Indemnified Persons under this Section 7.
     7.3 Indemnification and Payment of Damages by Purchaser. Purchaser will indemnify and hold harmless Sellers and their respective Representatives, stockholders, controlling persons and affiliates (collectively, the “Seller Indemnified Persons” and, together with the Purchaser Indemnified Persons, the “Indemnified Persons”), and will pay to Seller Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Purchaser in this Agreement or in any certificate delivered by Purchaser pursuant to this Agreement, (b) any Breach by Purchaser of any covenant or obligation of Purchaser in this Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Purchaser (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.
     7.4 Limitations on Indemnification.
          (a) No claim shall be made unless, and only to the extent that, the cumulative amount of Damages incurred buy the Indemnified Persons exceeds *** (the “Basket”), and upon exceeding such amount, the Indemnified Persons shall be entitled to be indemnified for all Damages (including all Damages below such amount).
          (b) Notwithstanding anything to the contrary set forth in this Agreement, the total Damages payable by the Sellers pursuant to Section 7.2 shall not exceed *** (the “Cap”), except to the extent (i) such Damages are due to fraud or intentional misrepresentation of any of the Sellers, or (ii) such Damages are due to a breach of a Fundamental Representation; provided, however, that in no event shall the aggregate amount of Damages recoverable from any Seller pursuant to Section 7.2 exceed *** .

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

          (c) Notwithstanding anything to the contrary set forth in this Agreement, the total Damages payable by Purchaser pursuant to Section 7.3 shall not exceed the Cap, except to the extent (i) such Damages are due to fraud or intentional misrepresentation of any of the Purchaser, or (ii) such Damages are due to a breach of a Fundamental Representation.
          (d) Neither the Sellers nor Purchaser shall have any liability under any provision of this Agreement for any multiple of damages or diminution in value, other than for diminution in value of the Product(s).
     7.5 Procedure for Indemnification—Third Party Claims.
          (a) Promptly after receipt by an Indemnified Person under Section 7.2 or Section 7.3 of notice of the commencement of any Proceeding against it, such Indemnified Person will, if a claim is to be made against an Indemnifying Person under such Section, give notice to the Indemnifying Person of the commencement of such claim, but the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such action is prejudiced by the Indemnified Person’s failure to give such notice.
          (b) If any Proceeding referred to in Section 7.5(a) is brought against an Indemnified Person and it gives notice to the party from which such Indemnified Person is entitled to receive indemnification (an “Indemnifying Person”) of the commencement of such Proceeding, the Indemnifying Person will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the Indemnifying Person is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Person and, after notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Proceeding, the Indemnifying Person will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Section 7 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Proceeding: (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person, provided such settlement or compromise would not materially and adversely prejudice the business or other commercial interests of the Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (iii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Person of the commencement of any Proceeding and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Proceeding, the Indemnifying Person will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person if it is ultimately determined that the Indemnified Person is entitled to indemnification.
          (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Person will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).
          (d) Each Seller hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any indemnified party for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agrees that process may be served on Sellers with respect to such a claim anywhere in the world.
     7.6 Procedure for Indemnification—Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.
     7.7 Remedies Exclusive. Except in the event of fraud or willful misconduct (in which case the defrauded party shall have all rights and remedies available under this Agreement and available under the law against the party that committed such fraud or willful misconduct), the remedies provided in this Section 7 shall be the exclusive remedies of the parties hereto and their heirs, Affiliates, successors, and assigns after the Closing with respect to the representations and warranties set forth in this Agreement. Except as set forth in this Section 7.7, no party may bring or commence any Proceeding with respect to the representations and warranties set forth in this Agreement, whether in contract, tort or otherwise, except to bring a claim for (a) fraud or willful misconduct against the party that committed such fraud or willful misconduct and (b) indemnification in accordance with Section 7. Notwithstanding the foregoing, nothing contained in this Agreement shall limit the rights of any party hereto to seek or obtain injunctive relief or other equitable remedies to which such party may otherwise be entitled. The provisions of this Section 7 constitute an integral part of the consideration given pursuant to this Agreement and were specifically bargained for and reflected in the total amount of the Purchase Price payable to the Sellers.
8. CLOSING DELIVERABLES.
     8.1 Closing Deliverables of the Company. At or prior to the Closing Date, the Company shall deliver to Purchaser the following:
          (a) Amended Articles of Association. Evidence of filing the declaration of no-objection for the Amended Articles with the Dutch Ministry of Justice establishing the rights,

preferences and privileges of the Series B Preferred Stock and executed powers of attorney and shareholder resolutions authorizing the Notary to execute the notarial deed of amendment upon receipt of the declaration of no-objection from the Dutch Ministry of Justice.
          (b) Government Approvals. All approvals from any applicable Governmental Body necessary to consummate the transactions contemplated hereby, with exception of the declaration of no-objection with respect to the Amended Articles from the Dutch Ministry of Justice.
          (c) Third Party Consents. All written consents, approvals, waivers, notices or similar authorizations required to be obtained or given by the Company in order to consummate the transactions contemplated hereby, in form and substance reasonably satisfactory to Purchaser.
          (d) Certificate of Statutory Director. The following documents, certified as of the Closing Date by the Company’s Statutory Director as being the true, correct and complete documents of the Company:
               (i) a copy of the articles of association of the Company as in effect immediately prior to the Closing Date;
               (ii) copies of resolutions adopted by the Board of Directors and shareholders of the Company authorizing the transactions contemplated by this Agreement; and
               (iii) the shareholders’ register of the Company.
          (e) Legal Opinion. An opinion, dated as of the Closing Date, from counsel for the Seller Parties, opining as to the matters set forth in Exhibit F.
          (f) Option Purchase Agreement. The Option Purchase Agreement duly executed by the Sellers and an authorized officer of the Company.
          (g) Distribution Agreement. The Distribution Agreement in the form attached hereto as Exhibit G (the “Distribution Agreement”) dated as of the Closing Date and duly executed by an authorized officer of Company.
          (h) Revos License Agreement. The Revos License Agreement in the form attached hereto as Exhibit H (the “Revos License Agreement”) dated as of the Closing Date and duly executed by an authorized officer of Company.
          (i) Facility Agreement. The Facility Agreement, duly executed by an authorized officer of the Company.
          (j) Pledge Agreement. The Pledge Agreement, dated as of the Closing Date, by and between Purchaser and Company, in the form attached hereto as Exhibit I (the “Pledge Agreement”), duly executed by an authorized officer of the Company.

          (k) Shareholders’ Agreement. The Amended and Restated Shareholders’ Agreement in the form attached hereto as Exhibit J (the “Shareholders’ Agreement”) dated as of the Closing Date and duly executed by the Sellers and an authorized officer of the Company
          (l) Founders’ Non-Competition Agreements. The Founders’ Non-Competition Agreements in the forms attached hereto as Exhibit K and Exhibit L (each, a “Founders’ Non-Competition Agreement”) dated as of the Closing Date and duly executed by each of Joost D de Bruijn and Clemens van Blitterswijk respectively.
          (m) Investor Non-Competition Agreement. The Investor Non-Competition Agreement in the form attached hereto as Exhibit M (the “Investor Non-Competition Agreement”) dated as of the Closing Date and duly executed by Edward van Wezel.
          (n) Estimated Closing Certificate. A certificate of the Statutory Director of the Company, prepared to the reasonable satisfaction of Purchaser (the “Estimated Closing Certificate”) setting forth the Company’s good faith estimate of the aggregate amount of all legal, financial advisory, investment banking and other fees and expenses incurred by or on behalf of the Sellers or the Company in connection with the negotiation, preparation and execution of this Agreement, the Closing Documents and the Contemplated Transactions (the “Seller Funded Expenses”), to the extent that such Seller Funded Expenses will not be paid prior to the close of business on the Business Day immediately preceding the Closing Date (the amounts set forth on the Estimated Closing Certificate with respect to the Seller Funded Expenses shall be conclusive for the purposes, absent manifest error).
     8.2 Closing Deliverables of the Purchaser. At or prior to the Closing Date, the Purchaser shall deliver to the Company the following:
          (a) Government Approvals. All approvals from any applicable Governmental Body necessary to consummate the transactions contemplated hereby.
          (b) Third Party Consents. All written consents, approvals, waivers, notices or similar authorizations required to be obtained or given by the Purchaser in order to consummate the transactions contemplated hereby, in form and substance reasonably satisfactory to Company.
          (c) Secretary’s Certificate. The following documents, certified as of the Closing Date by the Secretary of the Purchaser as being the true, correct and complete documents of the Purchaser:
               (i) copies of the certificate of incorporation and bylaws of the Purchaser as in effect immediately prior to the Closing Date;
               (ii) copies of resolutions adopted by the board of directors and shareholders of the Purchaser authorizing the transactions contemplated by this Agreement; and
               (iii) certified good standing certificates, or certificates of compliance, relating to the Purchaser and each subsidiary, dated within five (5) Business Days of the Closing Date, issued by the State of Delaware and the jurisdiction of formation of each Subsidiary.

          (d) Option Purchase Agreement. The Option Purchase Agreement dated as of the Closing Date and duly executed by an authorized officer of the Purchaser.
          (e) Distribution Agreement. The Distribution Agreement dated as of the Closing Date and duly executed by an authorized officer of Purchaser.
          (f) Revos License Agreement. The Revos License Agreement dated as of the Closing Date and duly executed by an authorized officer of Purchaser.
          (g) Facility Agreement. The Facility Agreement, duly executed by an authorized officer of Purchaser.
          (h) Shareholders’ Agreement. The Shareholders’ Agreement, duly executed by an authorized officer of Purchaser.
          (i) Notarial Deed. Confirmation from the Notary that he has received the amount due pursuant to Section 1.1(a).
     8.3 Closing Deliverables of the Parties. At or prior to the Closing Date, the parties shall execute the notarial deed of transfer of the Initial Shares substantially in the form of Exhibit D.
9. GENERAL PROVISIONS
     9.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.
     9.2 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when: (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):
          If to Purchaser, addressed to:
NuVasive, Inc.
7473 Lusk Boulevard
San Diego, California 92121
Attn: General Counsel
Fax: (858) 909-2479

          With a copy to:
DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, CA 92121
Attn: Michael Kagnoff
Fax: (858) 456-3075
          If to Seller Parties, addressed to:
Progentix Orthobiology BV
Professor Bronkhorstlaan 10, building 48
3723 MB Bilthoven
The Netherlands
Attention: Joost de Bruijn
Fax: +31 (0)30 229 7299
          With a copy to:
Goodwin Procter llp
Exchange Place
53 State Streeet
Boston, MA 02109
Attn: Michael H. Bison, Esq.
Fax: (617) 523-1231
and
CORP. advocaten
De Lairessestraat 137-143
1075 HJ Amsterdam
Attention: Edwin Renes
Fax: + 31 (0)20 578 83 05
     9.3 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the United States District Court for the Southern District of New York or the state courts located in New York, New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.
     9.4 Dispute Resolution.
          (a) Any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled by arbitration conducted expeditiously in accordance with the Center for Public Resources Rules for Nonadministered Arbitration of Business Disputes (the “CPR Rules”). The Center for Public Resources shall appoint a neutral advisor from its National CPR Panel. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be New York, New York.
          (b) Such proceedings shall be administered by the neutral advisor in accordance with the CPR Rules as he/she deems appropriate, however, such proceedings shall be guided by the following agreed upon procedures:
               (i) mandatory exchange of all relevant documents, to be accomplished within forty-five (45) days of the initiation of the procedure;
               (ii) no other discovery;
               (iii) hearings before the neutral advisor which shall not exceed three hours; such hearings to take place in one or two days at a maximum; and
               (iv) decision to be rendered not later than ten (10) days following such hearings.
          (c) Each of Purchaser, the Company and the Sellers (i) hereby unconditionally and irrevocably submits to the jurisdiction of the United States District Court for the Southern District of New York, for the purpose of enforcing the award or decision in any such proceeding and (ii) hereby waives, and agrees not to assert in any civil action to enforce the award, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the civil action is brought in an inconvenient forum, that the venue of the civil action is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of Purchaser, the Company and Sellers hereby consents to service of process by registered mail at the address to which notices are to be given. Each of Purchaser, the Company and the Sellers agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against Purchaser, the Company or the Sellers in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction; provided, however, that any party may at its option bring suit, or institute other judicial proceedings, in any state or federal court of the United States or of any country or place where the other parties or their assets, may be found.
     9.5 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     9.6 Entire Agreement and Modification. This Agreement, along with the Option Purchase Agreement, supersedes all prior agreements between the parties with respect to its subject matter (including the Non-Binding Letter of Intent between Purchaser and the Company dated November 28, 2008 and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by Purchaser and Seller Parties.
     9.7 Assignments, Successors, and No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Purchaser may assign any of its rights under this Agreement to any Subsidiary of Purchaser. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.
     9.8 Release of Claims. In consideration of the Purchase Price and the other covenants and agreements set forth herein and in the Option Purchase Agreement, effective as of the Closing except as set forth in this Agreement or any exhibit or schedule to this Agreement, including, without limitation, the Closing Documents (which are hereby excluded from this Section 9.8) and except for any claims arising after the Closing Date, effective as of the Closing, Sellers hereby fully and forever release and discharge Purchaser and the Company (and their Representatives and Affiliates) from any and all claims, accusations, demands, liabilities, obligations, responsibilities, suits, actions and causes of action, whether liquidated or unliquidated, fixed or contingent, known or unknown, or otherwise, in each case, arising out of, relating to, or otherwise connected with all prior relationships with or dealings with, between or among any or all of the parties hereto, and any of their business or other relationships arising out of or related to the same. Each Seller acknowledges that it may discover facts or law different from or in addition to the facts or law that they know or believe to be true with respect to the claims released in this Section 9.8 and agrees, nonetheless, that this Section 9.8 and the release contained herein shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them. Each Seller further agrees that, to the fullest extent permitted by law, it will not prosecute, nor allow to be prosecuted on his behalf, in any administrative agency, whether state or federal, or in any court, whether state or federal, any claim or demand of any type related to the matters released in this Section 9.8.

     9.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     9.10 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
     9.11 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     9.12 Governing Law. This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.
     9.13 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic transmission), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
10. DEFINITIONS
     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 10:
     “Acquisition”—has the meaning set forth in the Recitals to this Agreement.
     “Action” means any action, suit, claim, charge, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, complaint, demand or other proceeding to, from, by or before any arbitrator, court, tribunal or other Governmental Body.
     “Affiliate”—has the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date hereof.
     “Agreement”—as defined in the first paragraph of this Agreement.
     “Amended Articles”—as defined in the recitals to this Agreement.
     “Applicable Contract”—any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

     “Assets”—means all of the personal properties and assets of any nature owned or used by the Company (whether real, personal, or mixed and whether tangible or intangible).
     “Balance Sheet”—as defined in Section 3.4.
     “Balance Sheet Date”—December 31, 2008.
     “Blocks Product”—shall have the meaning set forth on Exhibit E to the Option Purchase Agreement.
     “Breach”—a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been, in each case, as of the date any representation or warranty is made, or any covenant or obligation is required to be performed (as applicable), (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.
     “Business”—All operations and rights relating to the development, manufacturing, marketing and sale of the Product
     “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banking institutions in Amsterdam, The Netherlands or San Diego, California are authorized or obligated by law or executive order to be closed. For purposes of this Agreement (unless otherwise specified as a Business Day), the word “day” shall mean a calendar day. Whenever any party hereto is required to provide notice, approval or otherwise respond within any specified period up Business Days, such period shall commence at 9:00 a.m. local time in the city specified in such party’s address for notice in Section 9.2 on the first whole Business Day of such period and shall expire at 5:00 p.m., local time in such city.
     “Call Option Period”—has the meaning set forth in the Recitals to this Agreement.
     “Closing”—as defined in Section 1.2.
     “Closing Date”—the date and time as of which the Closing actually takes place.
     “Closing Documents”—this Agreement, the Option Purchase Agreement, the Facility Agreement, the Amended Articles, the Distribution Agreement, the Revos License Agreement, the Shareholders’ Agreement, the Founders’ Non-Competition Agreements and the Investor Non-Competition Agreement and each other document or agreement executed and delivered in connection with the Contemplated Transactions.
     “Company”— Progentix Orthobiology B.V. or any of its direct or indirect Subsidiaries.
     “Company Common Stock”—as defined in the Recitals to this Agreement.

     “Company Proprietary Rights”—any Proprietary Rights owned by or licensed to the Company or otherwise used in the Business.
     “Company Source Code”—any source code, or any portion, aspect or segment of any source code, relating to any Proprietary Rights owned by or licensed to the Company or otherwise used by the Company.
     “Consent”—any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).
     “Contemplated Transactions”—all of the transactions contemplated by this Agreement, including:
          (a) the sale of the Initial Shares by Sellers to Purchaser;
          (b) the performance by Purchaser, the Company and Sellers of their respective covenants and obligations under this Agreement; and
          (c) Purchaser’s acquisition of the Initial Shares.
     “Contract”—any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.
     “Copyrights”—all copyrights, copyrightable works, semiconductor topography and mask work rights, and applications for registration thereof, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions.
     “Data Room”—the virtual data room on the Company’s website at *** pursuant to which the Company made available certain of its documents to Purchaser.
     “Encumbrance”—any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
     “Environment”—soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

     “Environmental, Health, and Safety Liabilities”—any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:
          (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);
          (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;
          (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or
          (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.
The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”) or the equivalent thereof under the Environmental Laws of any other jurisdiction.
     “Environmental Law”—any Legal Requirement that requires or relates to:
          (e) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;
          (f) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;
          (g) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;
          (h) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;
          (i) protecting resources, species, or ecological amenities;

          (j) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;
          (k) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or
          (l) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets, including the Environmental Protection Act (“Wet milieubeheer”), Environmental Activities Decree (“Activiteitenbesluit”), Soil Protection Act (“Wet bodembescherming”), Waste Water Protection Act (“Wet verontreiniging oppervlaktewateren”) and the European communitty Regulation on the Registration, Evaluation, Authorisation and restriction of chemical substances, EC 1907 /2006, (Verordening op de Registratie, Evaluatie, Autorisatie en beperkingen van Chemische stiffen).
     “Facilities”—any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.
     “Facility Agreement”—as defined in the Recitals to this Agreement.
     “FDA”—United Stated Food and Drug Administration.
     “FDCA”—Federal Food Drug and Cosmetic Act.
     “Financial Statements”—as defined in Section 3.4(a).
     “Finished Inventory”—means all finished goods inventory of Product.
     “GAAP—generally accepted United States accounting principles, applied on a consistent basis.
     “Governmental Authorization”—any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
     “Governmental Body”—any:
          (m) nation, state, province, county , city, town, village, district, or other jurisdiction of any nature;
          (n) national, federal, state, local, municipal, foreign, or other government;
          (o) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);
          (p) multi-national organization or body; or

          (q) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
     “Granules Product”—shall have the meaning set forth on Exhibit E to the Option Purchase Agreement.
     “Hazardous Activity”—the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.
     “Hazardous Materials”—any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.
     “Indebtedness”—as applied to any person, (a) all indebtedness for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness for the deferred purchase price of property or services represented by a note or other security, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (e) all obligations under capital leases in respect of which such person is liable as lessee, (f) any liability in respect of banker’s acceptances or letters of credit, and (g) all indebtedness referred to in clauses (a), (b), (c), (d), (e) or (f) above which is directly or indirectly guaranteed by or which such person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.
     “Initial Shares”—as defined in the Recitals to this Agreement.
     “Issued Patents”—all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other applicable Governmental Body.
     “Knowledge”—an individual will be deemed to have “Knowledge” of a particular fact or other matter if:
          (r) such individual is actually aware of such fact or other matter; or

          (s) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.
A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.
     “Legal Requirement”—any national, federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.
     “Material Adverse Effect”—an event, violation, inaccuracy, circumstance or other matter shall be deemed to have a “Material Adverse Effect” on the Company if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in this Agreement but for the presence of “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or would reasonably be expected to have a material adverse effect on: (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of the Company; (ii) the ability of Seller Parties to consummate the Contemplated Transactions; or (iii) Purchaser’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the Initial Shares, other than any event, change, occurrence or effect resulting from (A) changes in general economic, financial market, business or geopolitical conditions, (B) general changes or developments in any of the industries in which the Company operates, (C) changes in any applicable Legal Requirements or applicable accounting regulations or principles or interpretations thereof, (D) any outbreak or escalation of hostilities or war or any act of terrorism, (E) the announcement of the acquisition of the Initial Shares by Purchaser pursuant to this Agreement or (F) any action taken at the written request of Purchaser.
     “Material Contract”—as defined Section 3.16(b).
     “Notary” means Mr. Sander Wiggers, civil law notary with DLA Piper Nederland N.V. or his deputy, substitute or successor in office.
     “Occupational Safety and Health Law”—any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions, including the Working Conditions Act (“Arbeidsomstandighedenwet”) and the Working Conditions Decree (“Arbeidsomstandighedenbesluit”).
     “Operating Budget”—shall mean a detailed operating budget of the Company in respect of the applicable fiscal year, which operating budget has been approved by the Board of Directors (including the director designated by Purchaser).
     “Option Period”—as defined in the Recitals to this Agreement.

     “Option Purchase Agreement”—as defined in the Recitals to this Agreement.
     “Order”—any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
     “Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:
          (t) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;
          (u) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and
          (v) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.
     “Organizational Documents”—(a) the articles of association; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.
     “Patents”—the Issued Patents and the Patent Applications.
     “Patent Applications”—all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention.
     “Person”—any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including a Governmental Body.
     “Proceeding”—any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
     “Product”—shall mean the Blocks Product, the Granules Product and the Putty Product.
     “Proprietary Rights”—any: (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, fictitious business names and domain name registrations, (iv) Copyrights, (v) Trade Secrets, (vi) all other ideas, inventions, designs, manufacturing and operating specifications, technical data, and other intangible assets, intellectual properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights); or (b) any right to use or exploit any of the foregoing.

     “Purchaser”—as defined in the first paragraph of this Agreement.
     “Purchaser Disclosure Schedule”—the Disclosure Schedule delivered by Purchaser to Sellers, if any, concurrently with the execution and delivery of this Agreement.
     “Put Option Period”—has the meaning set forth in the Recitals to this Agreement.
     “Putty Product”—shall have the meaning set forth on Exhibit E to the Option Purchase Agreement.
     “Registered Copyrights”—all copyrights for which registrations have been obtained or applications for registration have been filed in any applicable Governmental Body, and all copyrights for which registration is not required.
     “Registered Trademarks”—all trademarks for which registrations have been obtained or applications for registration have been filed in any applicable Governmental Body.
     “Release”—any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.
     “Remaining Shares”—as defined in the Recitals to this Agreement.
     “Representative”—with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
     “Seller”—as defined in the first paragraph of this Agreement.
     “Seller Parties”—as defined in the first paragraph of this Agreement.
     “Seller Parties Disclosure Schedule”—the Disclosure Schedule delivered by the Seller Parties to Purchaser, concurrently with the execution and delivery of this Agreement.
     “Seller Shares”—as defined in the Recitals of this Agreement.
     “Sellers’ Knowledge” means the Knowledge of each of the Sellers on ***
     “Series A Preferred Stock”—as defined in the Recitals to this Agreement.
     “Series B Preferred Stock”—as defined in the Recitals to the Agreement.
     “Subsidiary”—with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.
     “Tax” or “Taxation”— means any and all forms of taxation by any tax authority, whether international, national or local, including without limitation to the generality of the foregoing, corporate income tax, capital tax, wage tax, real property tax, transfer taxes, registration tax, VAT, dividend withholding tax, environmental tax, divestment payments, custom duties, stock exchange tax, exercise tax or gift tax, including but not limited to penalties, interest and any other costs or expenses related to or associated with any tax matter and all contributions or premiums which are payable pursuant to industry or governmental social security regulations, including penalties, interest and any other costs or expenses relating to or associated with any social security matter.
     “Tax Returns” means all returns, computations ,declarations, reports, statements and other documents related to Taxation, including any schedule or attachment thereto and any related or supporting work papers or information with respect to any of the foregoing, including any amendment thereof, and the term. “Tax Return” means any one of the foregoing Tax Returns.
     “Threat of Release”—a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.
     “Threatened”— a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing).
     “Trade Secrets”—all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.
     “Trademarks”—all (i) trademarks, service marks, marks, logos, insignias, designs, names or other symbols, (ii) applications for registration of trademarks, service marks, marks, logos, insignias, designs, names or other symbols, (iii) trademarks, service marks, marks, logos, insignias, designs, names or other symbols for which registrations has been obtained.
     “Xpand”—Xpand Biotechnology B.V., a private company with limited liability, incorporated under the laws of the Netherlands.

     Index of Other Defined Terms:

Defined Terms	Section Reference
510(k)	Section 3.22(d)
Basket	Section 7.4(a)
Board of Directors	Section 3.2(a)
Cap	Section 7.4(b)
Confidential Information	Section 6.3
CPR Rules	Section 9.4
Damages	Section 7.2
Distribution Agreement	Section 8.1(g)
Estimated Closing Certificate	Section 8.1(n)
Founders’ Non-Competition Agreement	Section 8.1(l)
Fundamental Representations	Section 7.1
Indemnified Persons	Section 7.3
Indemnifying Persons	Section 7.5(a)
Investor Non-Competition Agreement	Section 8.1(m)
Pension Schemes	Section 3.13
Permitted Encumbrance	Section 3.6
Pledge Agreement	Section 8.1(j)
Pro Rata Allocation	Section 1.1(a)
Purchase Price	Section 1.1(a)
Purchaser Indemnified Persons	Section 7.2.
Purchaser Representative	Section 5.1
Revos License Agreement	Section 8.1(h)

Defined Terms	Section Reference
Seller Funded Expenses	Section 8.1(n)
Seller Indemnified Persons	Section 7.3
Shareholders’ Agreement	Section 8.1(k)
Survival Period	Section 7.1
Upfront Payment	Section 1.1(a)

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

PURCHASER: NUVASIVE, INC.
By:	/s/ Alexis V. Lukianov
	Name:	Alexis V. Lukianov
	Title:	Chief Executive Officer

COMPANY: PROGENTIX ORTHOBIOLOGY B.V.
By JD de Bruijn Holding BV, its solely authorized statutory director

By:	/s/ Joost D de Bruijn
	Name:	Joost D de Bruijn
	Title:	General Director

Signature Page to Preferred Stock Purchase Agreement

SELLERS: JD DE BRUIJN HOLDING BV
By:	/s/ Joost D de Bruijn
	Name:	Joost D de Bruijn
	Title:	General Director

INCUBATION BV
By:	/s/ Clemens van Blitterswijk
Clemens van Blitterswijk

By:	/s/ FrankJan van der Velden
FrankJan van der Velden

BIOGENERATION VENTURES BV
By:	/s/ Edward van Wezel
Edward van Wezel

By:	/s/ Willem Hazenberg
Willem Hazenberg

HUIPIN YUAN
/s/ Huipin Yuan

[Signature Page to Preferred Stock Purchase Agreement]

SCHEDULE A
Sellers Schedule

Pro Rata
Seller	Allocation
BioGeneration Ventures BV	29.106%
JD de Bruijn Holding BV	28.359%
Incubation BV	39.060%
Huipin Yuan	3.475%

EXHIBIT A
Option Purchase Agreement

EXHIBIT B
Facility Agreement

EXHIBIT C
Amended Articles of Association

EXHIBIT D
Notarial Deed

EXHIBIT E
Form of Proprietary Inventions Agreement

EXHIBIT F
Form of Legal Opinion
     1. Each of the Closing Documents is a valid and binding obligation of the Company, enforceable by Purchaser against the Company in accordance with its terms.
     2. We do not have knowledge of any action, suit or proceeding against the Company that is pending or has been overtly threatened in writing.

EXHIBIT G
Distribution Agreement

EXHIBIT H
Revos License Agreement

EXHIBIT I
Pledge Agreement

EXHIBIT J
Shareholders’ Agreement

EXHIBIT K
Founders’ Non-Competition Agreement (Bruijn)

EXHIBIT L
Founders’ Non-Competition Agreement (Blitterswijk)

EXHIBIT M
Investor Non-Competition Agreement